LIMITED LIABILITY COMPANY
OPERATING AGREEMENT

OF

QUANTUM GENERATIVE MATERIALS LLC

JUNE 24, 2021

LIMITED LIABILITY COMPANY
OPERATING AGREEMENT
This OPERATING AGREEMENT (the “Agreement”) is dated as of JUNE 24, 2021 (“Effective Date”), by and among the undersigned members, COMSTOCK MINING INC. (“CMI”), PAD HOLDINGS LLC (“PADCo”), DEEP INTERSTELLAR RESEARCH, INC. (“DeepCo”), and, collectively with CMI and PADCo, the “Members”), and QUANTUM GENERATIVE MATERIALS LLC, a Wyoming limited liability company (the “Company”).
WHEREAS, on May 27, 2021, the Members delivered to the Secretary of State of Wyoming the Certificate of Formation (the “Certificate”) of the Company, which was accepted for filing and the Company was formed as a limited liability company under the Limited Liability Company Act (the “Act”) of the State of Wyoming.
WHEREAS, the Members mutually desire to agree upon and set forth their respective rights, responsibilities and obligations to each other and with respect to the Company.
NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration the receipt and sufficiency of which the parties acknowledge, the Members, each intending to be legally bound, do hereby agree as follows:
1.Definitions.
Except as otherwise expressly provided herein or unless the context otherwise requires, initially capitalized terms used in this Agreement have the meanings set forth in Schedule 1.0 or as otherwise defined in this Agreement.
2.    Name.
The name of the Company is QUANTUM GENERATIVE MATERIALS LLC. The Company may do business under any other name or names selected by the Management Committee. If the Company does any business under a name other than as set forth in its Certificate of Formation, then the Company shall file a trade name certificate as required by law. The Company has been organized as a Wyoming limited liability company. The Members are entitled to limitations on their liability with respect to the operations of the Company as contained in this Agreement and applicable Wyoming law.
3.    Term.
The Company was formed on MAY 27, 2021, and shall, unless earlier terminated pursuant to the provisions hereof, continue in perpetuity (the “Term”). If the Company is dissolved, then on and after the date of such dissolution the Company shall continue its existence only for such purpose until the completion of the wind-up events described herein, at which time the “Termination Date” will be deemed to have occurred. The existence of the Company as a separate legal entity shall continue until the cancellation of the Company’s Certificate of Formation in the manner required by applicable Wyoming law.
4.    Purpose.
The Company was formed for the purpose of, inter alia, research, development, and commercialization of new technologies, including, without limitation, by accelerating realization of the QGM Goal, as initially described in the Master Project Schedule and Project Spend Plan.
5.    Units and Capitalization.
    5.1    Units. Ownership of the Company shall be reflected by issuance of Units to the Members. Those Units shall represent each Member’s economic interest in the Company (“Membership Interest”). As of the Effective Date, there is one class of Units with the rights described below. The Members, subject to provisions of this Agreement, may designate additional classes of Units (and define the rights attendant thereto) and shall determine when and for what consideration the Company will issue additional Units. A reference to “Units” in general (without distinction between classes) shall mean all Units of the Company, regardless of class.
5.2    Authorized Number of Units. The Company may issue up to a maximum of 1,000,000 Class A Common Units with a par value of $0.001 per Unit. No additional Units of any class may be issued without the prior written consent of all Members prior to such issuance. All Units shall be represented by certificates substantially in
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the form set forth in Exhibit B that shall include a restrictive legend indicating that the Units evidenced by the certificates are subject to the restrictions in this Agreement, the U.S. Securities Act of 1933, as amended, and applicable state securities laws.
5.3    Unit Rights. As of the Effective Date, the Company has one class of Units, referred to as Class A Common Units. The owners of Class A Common Units are Members of the Company. The Class A Common Units shall carry with them the economic interest and all other associated rights described in this Agreement, along with 100% of the voting power of the Company; provided, however, that the economic, voting, and all other rights associated with a portion of the Class A Common Units issued to CMI as of the Effective Date shall be suspended until such date(s) as the Special Vesting Conditions defined and set forth in Exhibit A hereto have been fully satisfied.
5.4    Unit Holders. The Members and their Membership Interest are listed on Exhibit A attached hereto, as updated from time to time and incorporated by reference. The term “Unit Holders” refer to the Members who own a Membership Interest in the Company. Except as otherwise set forth in this Agreement, each Unit Holder’s Membership Interest is directly proportionate to their Capital Contributions, as described in Section 5.5, below. Exhibit A may be amended and replaced by the Management Committee from time to time as needed to reflect any updated Unit Holder ownership of Units.
5.5    Representation. The Members specify, acknowledge and agree that all Units (and the Membership Interests represented thereby) are securities governed by the Uniform Commercial Code as in effect from time to time in the State of Wyoming, such interests shall be “securities” for all purposes under such Article 8 and under all other provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially include the 1994 revisions to Article 8 thereof, as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws. All Units shall be represented by certificates executed by any Manager on behalf of the Company, subject to the approvals required by this Agreement, substantially in the form attached hereto as Exhibit B, shall be recorded in a register thereof maintained by the Company, and shall be subject to such rules for the issuance thereof in compliance with this Agreement, as the Management Committee may from time to time determine. The Company shall maintain a register for the purpose of registering any issuance, transfer, cancellation, and/or surrender of Membership Interests.
5.6    Capital Contributions. Exhibit A sets forth the initial capital contributions (“Capital Contributions”) of the Members and their corresponding Membership Interests as of the Effective Date (“Capital Account Statement”), and shall be revised by the Management Committee from time to time to reflect changes authorized by the Members thereto. The initial Capital Contributions of the initial Members (the “Initial Capital Contributions”) indicate the value, as agreed upon by the initial Members, of the property contributed to the Company on the Effective Date.
5.7    Interest on and Return of Capital Contributions. Except as otherwise provided herein, no Member shall have the right to demand or receive the return of all or part of such Member’s Capital Contribution, or any interest thereon. No Member shall be entitled to interest on its Capital Contribution. Neither the Management Committee nor any Member shall have any personal liability for the repayment of any Member’s Capital Contribution or any returns thereon.
5.8.    Loans to Company. Nothing in this Agreement shall prevent any Member from making secured or unsecured loans to the Company on such terms and conditions as approved by the Management Committee. Loans by any Member or Affiliate of a Member to the Company shall be approved by the Managers and shall not be considered a Capital Contribution. All loans or advances made by a Member or Affiliate of a Member to the Company shall bear interest at a rate and shall be repaid upon those terms and conditions as may be agreed upon between the Member or Affiliate making the loan or advance and the Company.
5.9    Distribution. Except as otherwise provided herein, Distributions shall be made to Members in accordance with their respective (fully-paid and/or vested) Percentage Interests at the time of the Distribution, as and when and in such amounts as may be approved by the written consent of the Management Committee.
5.9.1    Form of Distribution. A Member, regardless of the nature of the Member's Capital Contribution, has no right to demand and receive any Distribution from the Company in any form other than money. Except as otherwise provided herein, no Member may be compelled to accept from the Company a Distribution of
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any asset in kind in lieu of a proportionate Distribution of money being made to other Members, and no Member may be compelled to accept a Distribution of any asset in kind.
5.9.2    Restriction on Distributions. Any Distribution allowed or otherwise approved for under this Agreement shall not be made if, after giving effect to the Distribution: (i) the Company would not be able to pay its debts as they become due in the Ordinary Course of Business; (ii) the Company's total assets would be less than the sum of its total liabilities; or (iii), the Company’s working capital reserve is insufficient to cover six (6) months of operating costs and expenses in the Ordinary Course of Business. Further, notwithstanding anything stated herein to the contrary, no Distribution(s) shall be paid prior to the date on which all Tranches payable thereunder have been fully paid; and, thereafter, no Distribution(s) shall be paid with any of the cash proceeds received by the Company under the MIPA.
6.    Management.
6.1    Management Committee. The business and affairs of the Company shall be managed by a “Management Committee” which shall have and may exercise all of the powers that may be exercised or be performed by the Company. Except as required hereunder or under Wyoming law, the Management Committee shall have full and complete authority, power and discretion to manage and control the business, affairs and assets of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company’s business without any further approval.
6.2    Number, Tenure, Vacancies. The Management Committee shall be comprised of up to SIX (6) members (“Manager(s)”). Each member of the Management Committee shall receive one vote with regard to decisions made by the Management Committee. CMI shall have the right to appoint (or replace or re-appoint) up to THREE (3) members to the Management Committee; provided, however, that the foregoing appointment right shall decrease to ONE (1) member of the Management Committee if CMI fails to pay any Tranche after the Initial Closing under the MIPA. PADCo and DeepCo (collectively, the “Principal Entities”) shall together have the right to appoint (or replace or re-appoint) a total of up to THREE (3) members to the Management Committee. In each case the Management Committee shall have the right to accept any specific appointment to the Management Committee hereunder, which acceptance shall not be unreasonably withheld. The chairman (the “Chairman”) of the Management Committee shall be appointed by the members of the Management Committee by a Majority-Vote of the members of the Management Committee. Subject to the following sentence, each member of the Management Committee shall be entitled to hold office for a ONE (1) year term or until the first to occur of: (i) the expiration of such term, or (ii) his or her death, incapacity, or resignation from the Management Committee. A member of the Management Committee whose term has expired may be re-appointed to the Management Committee. Any vacancies occurring on the Management Committee may be filled by a Super-Majority Vote of the remaining members of the Management Committee. A Manager shall have the same fiduciary duty to the Company as a director of a Wyoming corporation.
6.3    Manner of Action; Quorum. The Management Committee may not take any action permitted to be taken by the Management Committee unless the Management Committee acts at a regular or special meeting held in accordance with Section 6.5 or by written consent in accordance with Section 6.6. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, ALL RECOMMENDATIONS AND DECISIONS, INCLUDING RESOLUTIONS, OF THE MANAGEMENT COMMITTEE SHALL REQUIRE A MAJORITY VOTE OF THE MANAGEMENT COMMITTEE.
6.4    Special Voting Rights. For so long as the Principal Members collectively own more than 66.67% of the voting power of both of the Principal Entities, then the Principal Members shall have the right to designate a single Principal Member as a special voting manager (“Special Voting Manager”). If any action under this Agreement solely requires the approval of a Majority Vote of the Management Committee and there is a tied vote by the Management Committee on such matter, then the Special Voting Manager shall be vested with tie-breaking voting power. The Principal Members shall have the non-transferrable right to appoint a replacement Special Voting Manager from the remaining Principal Members if the Special Voting Manager ceases to be a Manager; provided, however, that, for avoidance of doubt, the rights provided under this Section 6.4 shall automatically expire if the Principal Members cease to own more than 66.67% of the voting power of both of the Principal Entities, or if any Principal Member is unavailable to serve as Special Voting Manager.
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6.5    Meetings. The Management Committee shall meet, from time to time, upon notice given by any member of the Management Committee, but no less frequently than on a monthly basis. All notices shall be given in writing or by email at least fifteen (15) days prior to the scheduled meeting. No notice need be given for any meeting if all of the members of the Management Committee attend, or if they waive notice in writing, including by email. Management Committee members may attend and participate in meetings either in person, by means of conference telephones or similar communications equipment by means of which all persons participating in the meeting can hear one another, or by group email in which all members consent to making the decision by email either expressly or by action, and participation in a meeting by such means of communication shall constitute presence in person at the meeting for all purposes. Attendance at such a meeting shall constitute a waiver of any required notice.
6.6    Action in Lieu of Meeting. Unless otherwise required by this Agreement, any action that may be taken at a meeting of the Management Committee may be taken without a meeting if those members of the Management Committee that are required to approve such action consent to such action. Such consent must be in writing and signed by such members of the Management Committee.
6.7    Powers and Responsibilities of Management Committee. Subject to the right of the Members to approve Major Decisions after recommendation by the Management Committee as provided in Section 8.1, the Management Committee shall have full power and authority to conduct the business of the Company; provided, that each decision required under this Section 6.7 can only be carried out upon a Majority Vote of the Management Committee. Without limiting the foregoing, the Management Committee shall, on and subject to the terms and conditions of this Agreement, the Master Project Schedule and Project Spend Plan (as may be hereafter amended hereunder), have full power and authority to authorize the Company:
6.7.1    To cause the Company and the QGM Subsidiaries to use their respective best efforts to fulfill the QGM Goal on a diligent and methodical basis, initially as described in the Business Plan, Master Project Schedule, and Project Spend Plan;
6.7.2    To establish and modify Company policies and procedures affecting management, administration, and the operation of the Company in the Ordinary Course of Business;
6.7.3    To hire employees (all of which must be party to an employee agreement with the Company, and determine the Company’s staffing needs and establish policies for hiring, compensation, supervision and the discharge of employees;
6.7.4    To create executive offices and delegate executive responsibility to them, and to appoint individuals to serve as such officers at the pleasure of the Management Committee;
6.7.5    To engage accountants, legal counsel, financial advisors, consultants or other experts to perform services for the Company and to compensate them from Company funds;
6.7.6    To enter into any and all agreements on behalf of the Company for any purpose in the Ordinary Course of Business of the Company (excluding Material Agreements), in such form and under such terms and conditions as the Management Committee may approve;
6.7.7    To acquire, sell, or dispose assets in the Ordinary Course of Business of the Company;
6.7.9    To purchase insurance to protect the Company’s property and business;
6.7.10    To invest the Company’s funds temporarily, including, without limitation, in highly-rated and secure deposits, short-term governmental obligations, or commercial paper;
6.7.11    To cause the Company to borrow funds up to $250,000.00;
6.7.12    To execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, and any other instruments or documents necessary or appropriate, in the opinion of the Management Committee, to the Ordinary Course of Business of the Company;
6.7.13    To cause the Company’s tax returns to be prepared and submitted to the Management Committee for approval prior to filing;
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6.7.14    To prepare, from time to time as may be necessary or appropriate in the opinion of the Management Committee, amendments to the Master Project Schedule and Project Spend Plan for approval of the Members as set forth in Section 8.1;
6.7.15     To make recommendations to the Members as to the amount of Distributions to the Members, the timing of such Distributions, the retention of appropriate income reserves and all other matters pertaining to Distributions to Members, and to maintain records of such Distributions, income reserves and all other matters pertaining to Distributions to Members; and,
6.7.16 To do and perform all other acts as may be necessary or appropriate to the conduct the Ordinary Course of Business of the Company.
6.8    Delegation of Authority. The Management Committee may authorize and delegate to specific Members, employees or other agents of the Company, including one or more Managers, such powers and authorities of the Management Committee that the Management Committee shall, from time to time, specify. No Member or other person shall have authority to bind the Company unless the Member or person has been authorized by the Management Committee in writing to act on behalf of the Company in accordance with a specific grant of authority held by the Management Committee or pursuant to general policy or practice adopted by the Management Committee within its discretion. If a Member has an affiliation or connection with a third party (an “Interested Party”) that desires to enter into a business transaction with the Company, the Member shall disclose such affiliation or connection to the Management Committee and the fact of such affiliation or connection shall not prohibit the Management Committee from dealing with such Interested Party.
6.8.1    Officers. The Management Committee may designate certain employees as “Officers” of the Company, for so long as any such designees enter into substantially the same form of employment agreement as the form attached hereto in Schedule 3.0, including, without limitation, substantially the same covenants as those provided in Section 6.10 hereof. Officers shall serve at the pleasure of the Management Committee and may be appointed or removed by the Management Committee at any time and from time to time with or without cause. In each case, the Management Committee shall specify the authority and responsibility of such Officer. Any Officer, once so appointed, shall continue to serve in such capacity until removed by the Management Committee or such person’s earlier death, disability, resignation or termination of employment.
6.9    Initial Delegation. The Company hereby acknowledges that (i) the Members have executed and delivered their unanimous written consent on even date herewith, setting forth and authorizing their respective initial appointments of Chairman and Managers to the Management Committee (“Unanimous Written Member Consent”); and (ii), the Management Committee has executed and delivered its unanimous written consent on even date herewith (“Unanimous Written Manager Consent”), setting forth its initial delegation to the Officers of the powers and authorities of the Management Committee set forth in Sections 6.7.1 to 6.7.16 herein, on and subject to the terms and conditions of this Agreement, the Master Project Schedule and Project Spend Plan (as may be hereafter amended hereunder), and on the further condition that the Officers report back to the Management Committee for approval of any actions and transactions which materially vary from the Company’s Ordinary Course of Business. The Chairman, Managers, and Officers specified in the Unanimous Written Member Consent and Unanimous Written Manager Consent, and any hereafter existing replacements and other appointees, shall each execute a joinder and rider to this Agreement, pursuant to which they each, in their respective individual capacities, acknowledge and agree to the terms and conditions of this Agreement.
6.10    Covenants.
6.10.1    Loyalty. Each Manager shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express prior written consent of all other members of the Management Committee, voluntarily engage in any conduct, litigation, business practice, governmental, regulatory or administrative agency’s investigation or dispute or in any activity whatsoever competitive with, adverse to or detrimental to the business or affairs of Company, whether alone, as a partner, or as a past or present officer, director, employee, agent, member or shareholder or in any other capacity whatsoever, of any company or other entity except under, and pursuant to, this Agreement.
6.10.2    Confidential Information. Each Manager acknowledges and agrees that during the course of performing services for Company, such Manager shall have access to certain written and non-written
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information which Company considers confidential and proprietary (“Confidential Information”). In consideration for Manager being granted access to such Confidential Information and for the other benefits hereunder, Manager hereby agrees that, during the tenure of such Manager’s term, and thereafter for a period of THREE (3) YEARS, such Manager shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the remaining members of the Management Committee obtained in each instance, furnish, make available or disclose to any third party, or use for the benefit of himself or any third party, any Confidential Information.
6.10.2.1    As used in this Agreement, “Confidential Information” shall additionally be construed to mean any information relating to the business or affairs of Company which is not generally known to the public, including, but not limited to, Intellectual Property Assets, the Business Plan, the Master Project Schedule, the Project Spend Plan, the existence and nature of all activities in furtherance of the QGM Goal, product or business plans, improvements and developments, Company financial statements, customer and potential customer identities, names and qualifications of Company employees and suppliers, pricing methodologies and profit margins, competitive bids, business or acquisition strategies, internal company and product methodologies and analyses, inventions, copyrightable work or other proprietary information used or developed by Company in connection with its business, and the existence and terms of the ACME Agreement and this Agreement.
6.10.2.2    Notwithstanding the foregoing, Confidential Information shall not include any information which (i) becomes generally available to the public other than as a result of disclosure by the applicable recipient; (ii) was available to the receiving party on a non-confidential basis as shown in written records prior to the Company’s disclosure to the receiving party; (iii) becomes available to the receiving party on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the applicable recipient or is otherwise prohibited from transferring the information by a contractual, legal or fiduciary obligation; or (iv) is independently developed by the receiving party without any use of or benefit from the Confidential Information and such independent development can be documented by written records.
6.10.2.3    As it may be necessary and/or beneficial for any Manager to discuss Company research activities at a professional meeting, in personal communications with actual or potential collaborators and other scientists, or in technical publications, each Manager agrees to discuss in advance any planned communications outside of Company and receive Company approval for such discussions and their content prior to engaging in any such information sharing. Each Manager agrees not to release any information about such Manager’s work or Company’s affairs without approval.
6.10.2.4    In the event that a Manager is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, it is agreed that any such Manager will provide the Company with prompt notice of such request(s) so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the confidentiality provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or the Company grants a waiver hereunder, the applicable Manager may furnish that portion (and only that portion) of the Confidential Information which the applicable Manager is legally compelled to disclose and will exercise reasonable commercial efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.
6.10.2.5    Subject only to the foregoing provisions of this Section 6.10.2, no Party hereto shall issue any press release or make any public disclosure regarding the existence or terms of this Agreement without the written consent of the Company, which consent shall not be unreasonably withheld. Notwithstanding anything stated to the contrary herein, the Company hereby agrees and acknowledges that CMI is a subsidiary of a publicly-traded company, and is therefore subject to periodic securities filing and other public disclosure requirements involving the Company and the material provisions of CMI’s various agreements with the Company, including, without limitation, this Agreement and the agreements executed and delivered by the Company in connection therewith. Accordingly, for avoidance of doubt, the Company hereby further agrees that CMI, including, without limitation, through the Initial Buyer Appointees to the Management Committee, shall be permitted to make reasonably necessary disclosures regarding the Company, including, without limitation, the nature of the Company’s business, and the existence, nature and material terms of CMI’s agreements with the Company, upon provision of the Company’s prior written consent, which consent shall not be unreasonably withheld.
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    6.10.3    Non-Solicitation. For a period of THREE (3) YEARS after the cessation of each Manager’s tenure as Manager of the Company hereunder, without regard to the manner and method of cessation (other than the death of Manager), such Manager shall not, without the prior written consent of Company, which consent shall not be unreasonably withheld, obtained in each instance, solicit business, accept business from, or deal with any client, customer, supplier, vendor, manufacturer, fulfillment company, distributor or other business account (or prospective account which Company has in development) of Company in the capacity of a salesman or in any other capacity which could negatively impact Company’s sales or relationships with its customers, clients, vendors, suppliers, manufacturers, strategic partners or other business relationships, nor shall any Manager solicit for employment any person who was or is an employee of Company or any affiliated or related entity of Company at any time prior to or during the term of this Agreement. If the scope of the foregoing restriction is too broad to permit enforcement thereof to its fullest extent, then, such restriction shall be enforced to the maximum extent permitted by law, and each Manager hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. Nothing herein contained shall be deemed to prevent any Manager from accepting employment, whether full time or part time with any company, entity, individual who was not a client of Company at the time of termination or who is not in a consulting business, as a member of such company’s in-house staff.
6.10.4    Covenant Not To Compete. Each Manager agrees that for such Manager’s tenure as a Manager of the Company, and for a period of THREE (3) YEARS following the cessation of Manager’s tenure as a Manager of the Company hereunder, regardless of the method or manner of such cessation, unless such cessation is initiated by Company without cause, such Manager shall not, either individually or in partnership or in conjunction with any person or persons, firm, association, syndicate, company, corporation or other entity or enterprise, as a principal, agent, officer, director, shareholder, member, employee, consultant, employee or in any manner whatsoever, carry on or be engaged in or connected with or interested in, advise, or permit such Manager’s name or any part thereof to be utilized, or be employed by any person or persons, firm, association, syndicate, company, corporation or other entity or enterprise engaged in or connected with or interested in a business or venture which competes, in whole or in part, with the business of the Company wherever Company conducts operations with one or more of Company’s proprietary technologies and/or processes. Each Manager acknowledges that Company intends to conduct business throughout the entire world and therefore requires the geographic breadth of the foregoing restriction. If the scope of the foregoing restriction is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Manager hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction. Nothing herein contained shall be deemed to prevent such Manager from accepting employment, whether full time or part time with any company, entity, individual who was not a client of Company at the time of termination or who is not in a consulting business, as a member of such company’s in-house staff.
6.10.5    Equitable Remedies. The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of Company and are considered by each of the Managers to be reasonable for such purpose. Each Manager acknowledges and agrees that any breach of this Section 6 is likely to cause Company substantial and irrevocable damage which is difficult to measure. Therefore, in the event of any such breach or threatened breach, each Manager agrees and consents that Company, in addition to such other remedies which may be available, shall have the right to obtain temporary or permanent injunctive relief (along with reasonable legal fees and costs provided Company is the prevailing party) restraining such a breach or threatened breach and the right to specific performance of the provisions of this Section 6 without the necessity of proof of actual damages. Each Manager hereby waives the adequacy of a remedy at law as a defense to such relief.
6.10.5    Intellectual Property Assets
6.10.5.1        Each Manager agrees that all Intellectual Property Assets that are developed by such Manager, either individually or in concert with other Company employees, consultants or other third parties (the “Developments”), shall be the sole and exclusive property of Company. Each Manager acknowledges and agrees that Company owns all right, title and interest in all Intellectual Property Assets and all respective improvements made thereto, and should any ownership interest become vested in such Manager by operation of law or otherwise, such Manager agrees to assign, and hereby assigns, all such ownership interest to Company without further consideration. Manager shall provide any and all necessary assistance and execute all documents necessary to effectuate and record assignments under this Section 6.10.5.1. Should Manager fail to, or
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refuse to, provide such assistance and/or execute any such document, each Manager hereby irrevocably appoints Company as his or her attorney-in-fact to prepare and/or execute such documents in the name of such Manager and on his or her behalf, and to institute and prosecute any proceedings as Company may deem necessary or appropriate to secure, protect, or enforce the Developments.
6.10.5.2        Upon the conception of any Developments, each Manager agrees to assign, and hereby assigns (and shall ensure that any agents are obligated to assign, and hereby assign), all right, title and interest in and to such Intellectual Property Assets to Company without further consideration. Upon conception, Manager shall immediately (but in no case later than thirty days following conception) disclose to Company the details of such Developments in sufficient detail to enable Company to reasonably understand and, if warranted, to act upon the relevant disclosure.
6.10.5.3        To the extent permitted by law, each Manager hereby transfers and assigns any “moral” rights that such Manager may have in any Intellectual Property Assets that the Company has any right, title or interest in hereunder or under any copyright or other law, whether U.S. or foreign. Each Manager agrees to waive and never to assert any such “moral” rights in Intellectual Property Assets during or after the termination of such Manager’s tenure as a Manager of Company. Each Manager agrees that Company, its subsidiaries, and its licensees are not required to designate such Manager as the author of any Intellectual Property Assets. Each Manager also agrees that Company retains sole discretion with regard to how and for what purposes, if any, such Intellectual Property Assets is used.
6.10.5.4        Each Manager agrees (at Company’s expense) to assist Company in every proper way to obtain and to help Company enforce patents, copyrights, and other legal protections for any Intellectual Property Assets and/or Development in any and all countries. Each Manager agrees to promptly execute any documents that Company may reasonably request for use in obtaining or enforcing such patents, copyrights, and other legal protections. Each Manager acknowledges that all original works of authorship that are made by such Manager (solely or jointly with others) related to the business of Company, and that are protectable by copyright, are works made for hire, as that term is defined in the United States Copyright Act (17 U.S.C. §101).
6.10.5.5        Each Manager agrees to prepare and maintain for Company adequate and current written records of all such Intellectual Property Assets; and to deliver promptly to Company prior to expiration hereof or at any time as Company may request, copies of all written records relating to Intellectual Property Assets and/or Developments referred to in this Section 6, as well as any and all related materials, which will at all times be and remain the exclusive property of Company.
6.11    Company Funds. The funds of the Company shall be deposited in an account or accounts designated by the Management Committee and shall not be commingled with any other funds. All deposits to, withdrawals from and charges against any of these accounts shall be made by the Management Committee or any duly authorized officer or agent of the Company.
6.12    Business Plan. The Managers shall adopt on the Effective Date a business plan for the Company (the “Business Plan”), which shall be initially substantially comprised of the Master Project Schedule and Project Spend Plan.
7.    Tax Matters. The Members hereby agree that to make an election to have the Company classified as an association taxable as a corporation for United States federal income tax purposes, and for state and local income tax purposes, by filing a timely filed Form 8332 (and such other state and local tax forms as may be applicable). The Form 8832 shall be signed on behalf of the Company by an authorized person selected by the Management Committee. Each Member agrees to consent to such election by timely signing the Form 8832 and any other applicable state or local form.
8.    Member Matters.
8.1    Major Decisions. The Unanimous Vote of the Members shall be necessary to approve the following actions of the Company (the “Major Decisions”):
8.1.1    Expand the Member(s) above the initial two, if applicable;
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8.1.2    Enter into or effect any transaction or series of related transactions involving the purchase, sale, lease, license, exchange or other disposition, including by merger, consolidation, sale of equity, sale of debt or sale or lease of assets, of any material portion (defined as ten percent (10%) of equity dilution or potential equity upon completion) or substantially all of the Company’s assets;
8.1.3    Initiate or consummate an initial public offering of any equity or debt;
8.1.4    Amending this Agreement, the Master Project Schedule, or the Project Spend Plan;
8.1.5    Authorizing the capitalization and operation of the Company or any subsidiary;
8.1.6    Execution or amendment of any Material Agreement;
8.1.7    Sale, transfer, pledge or hypothecation of any Company asset that is not in the Ordinary Course of Business of the Company;
8.1.8    Incur any indebtedness in excess of $250,000.00 (except for payables and/or other indebtedness incurred in the Ordinary Course of Business), pledge or grant liens on any assets, or guarantee, assume, endorse or otherwise become responsible for the obligations of any other person or entity;
8.1.9    Decisions in connection with the preparation of the Company’s tax returns;
8.1.10    Increase the authorized number of Units and/or number of classes, issuing Units to existing and new Members, and purchasing Units from Members; and,
8.1.11     Dissolve, wind-up or liquidate the Company or initiate a bankruptcy or reorganization proceeding.
8.2    Voting in General. Each Member shall have the right to approve or disapprove of matters as specifically stated in this Agreement. Except as otherwise provided in this Agreement, at each meeting of the Members, each Member entitled to vote shall vote in person or by proxy and shall have one (1) vote for each whole Unit, or fraction of one (1) vote if a fraction of a Unit is owned, standing registered in the Member’s name at the closing of the transfer books for such meeting, or the record date fixed for such meeting by the Members, as the case may be, or standing registered in the Member’s name at the time of such meeting if neither a date for the closing of the transfer books nor a record date for such meeting has been fixed by the Members. Unless otherwise required in this Agreement, all matters allowing or requiring a vote of the Members shall be through a Majority Vote of the Members.
8.3    Meetings. The Members shall meet (“Meetings”) from time to time, to be called by any member of the Management Committee by at least three (3) days prior written notice, which may be transmitted by electronic medium. No notice need be given for any meeting if all of the Members attend or if they waive notice. Members may attend and participate in meetings in person or by means of telephones or similar communications equipment by means of which all persons participating in the meeting can hear one another, or group email if all participants consent to such group email expressly or by action, and participation in a meeting by such means of communication shall constitute in person at the meeting for all purposes. Attendance in person at such a meeting shall constitute a waiver of any required notice.
8.4    Action in Lieu of Meetings. Any action of the Company that requires a meeting of the Members may be taken without a meeting if those Members who are required to approve such action consent to such action in writing.
8.5    Inspection of Records. Upon reasonable notice, any Member or a principal or agent of a Member, shall have the right to inspect and copy the books and records of the Company during ordinary business hours.
8.6    General Rights of Members. A Member shall not have the authority or power to act on behalf of, and/or to bind, the Company and/or any other Member, and a Member shall not have the right or power to take any action which would change the Company to a general partnership, change the limited liability of a Member. Subject to the foregoing, this Agreement may be amended only in writing following a Unanimous Vote of the Members. In addition to other rights provided by this Agreement or by applicable law, a Member shall have the right on demand and at such Member’s own expense: (i) to obtain any and all information regarding the status of the business and financial condition, and any other aspect, of the Company and its assets; (ii) to promptly after becoming available, to
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obtain a copy of the Company's federal, state, and local income tax returns for each fiscal year; (iii) to request the Company furnish the Member with a current list of the name and last known business, residence or mailing address of each Member; (iv) to obtain information regarding the Capital Contributions made by each Member; (v) to receive a copy of this Agreement and the Certificate and all amendments, together with copies of any powers of attorney pursuant to which this Agreement, the Certificate, and all amendments; and (vi), to inspect and copy any of the Company's books and records and obtain such other information regarding the affairs of the Company.
9.    Dispositions.
9.1    Requirements for Disposition.
9.1.1    Permitted Disposition. Except as otherwise specifically permitted under this Section 9, no Encumbrance or Disposition of a Unit of Membership Interest, or any interest therein or part thereof, can be effected without a Unanimous Vote of the Members and approval of the Managers. Notwithstanding the foregoing, a Member may Dispose all or any portion of its Membership Interest without such Unanimous Vote of the Members provided that the transferee (“Permitted Transferee”) is an entity (including a general partnership, a limited partnership, a limited liability partnership, a limited liability company, a trust, an association, a corporation or any other legal or commercial entity), 100% of the legal and beneficial interests of which are owned by or under common ownership with the transferring Member (“Permitted Disposition”). Notwithstanding any other provision of this Agreement, the provisions of Sections 9.1 and 9.2 will not apply to any Permitted Disposition; provided, however, that in the case of any Permitted Disposition: (i) the disposing Member will inform the Company in writing of such Disposition, including whether it is disposition of all or less than all of the Membership Interest and whether the proposed transferee is seeking to become a substitute Member, prior to effecting such Permitted Disposition, and (ii) the Permitted Transferee will agree to be bound by and comply with the terms and conditions of this Agreement as a condition to the effectiveness of any such Disposition. Unless the Managers notifies the disposing Member within fifteen (15) days of receipt of the notice of the proposed disposition of an objection to such transferee being admitted as a substitute Member, the proposed transferee shall be admitted as a Member upon its execution and delivery of a conforming Addendum hereto. Upon the issuance, repurchase, or approved Disposition of any Units (including a repurchase by the Company) or the admission of a new Member, the Percentage Interest of all Members will be adjusted, as necessary, to reflect that issuance, repurchase, or Disposition. Any attempted Encumbrance or Disposition of a Unit of Membership Interest, or any interest therein or part thereof, of the Company other than in accordance with this Section 9 shall be null and void ab initio and will constitute a breach of this Agreement.
9.1.2    Admission of Additional Members. A Person who is to become a Member must agree to abide by the terms of this Agreement and must execute a copy hereof prior to actually becoming a Member. Once a Person becomes a Member, such Person shall be considered a Member for all purposes of this Agreement and the Management Committee shall cause this Agreement, including Exhibit A, to be amended, as necessary, to reflect such new Member (“Addendum”). A transferee receiving a Membership Interest under this Section 9.1 shall automatically be admitted as a Member (and therefore succeed to the rights of the transferor) upon compliance with this Section. The Company will not recognize any purported Disposition of a Unit of Membership Interest, or any interest therein or part thereof, unless and until the other applicable provisions hereunder have been satisfied and the Managers have received a signed Addendum. Each Disposition and, if applicable, admission complying with this Section 9 will be effective as of the first day of the next calendar month immediately following the month during which the Managers received notification of the Disposition and the other requirements of this Section 9 were satisfied. The Membership Interest transferred shall remain subject to this Agreement.
9.1.3    Equitable Relief. If any Member shall at any time Encumber or Dispose or attempt to Encumber or Dispose of its Unit or any part thereof in violation of the provisions of this Agreement, then the other Member(s) and the Company shall, in addition to all rights and remedies at law and in equity, be entitled to a decree or order restraining and enjoining such Encumbrance or Disposition, and the offending Member agrees not to plead in defense thereto that there would be an adequate remedy at law. The Members expressly acknowledge and agree that damages at law would be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning Encumbrances and Dispositions set forth in this Agreement. Any Member attempting to Encumber or Dispose of any Unit in violation of this Agreement shall promptly reimburse the Company within ten
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(10) days of written notice for all reasonable attorneys cost of the Company incurred by the Company in order to enforce this Agreement or pursue all the Company’s rights and remedies available at law and in equity.
9.1.4    Compliance with Securities Laws. Unless waived by the Managers, for the right of a Member to Dispose of any Units of Membership Interest, or any interest therein or part thereof, or of any Person to be admitted to the Company in connection therewith to exist or be exercised, (i) either (1) the Units of Membership Interest, or interest therein or part thereof, subject to the Disposition or admission must be registered under the 1933 Act and any applicable state securities laws, or (2) the Company must receive a favorable opinion of the Company’s legal counsel or of other legal counsel acceptable to the Managers to the effect that the Disposition or admission is exempt from registration under those laws.
9.1.5    Payment of Related Expenses. The Member effecting a Disposition and any Person admitted to the Company in connection therewith must pay or reimburse, as the case may be, the Company for all costs and expenses incurred by the Company in connection with the Disposition or admission (including, without limitation, the legal fees incurred in connection with the legal opinions referred to in Section 9) within ten (10) days after the Person admitted receives the Company’s invoice stating the amount due. If payment is not received by the due date, the Person admitted must pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the General Interest Rate. The Company shall have the right of offset any such unpaid costs and expenses against any future Distributions to such Member.
9.2    Buy-Sell Provisions. Notwithstanding anything stated herein to the contrary, no Member shall be permitted to purchase Units hereunder that, when taken with such Member’s pre-existing Units, exceeds 50% of the issued and outstanding Units without the prior written consent of a majority of the remaining Members.
9.2.1    Right of First Refusal.
9.2.1.1        Notice and Option. Upon the occurrence of a Buy-Sell Event under Section 9.2.1, the Affected Member must give notice (the “First Refusal Notice”) to the Company within fifteen (15) days after the Affected Member receives an Offer. The First Refusal Notice must set forth in reasonable detail (i) the name, address, and telephone number of the proposed transferee, (ii) the class and number of Units of Membership Interest, or any interest therein or part thereof, proposed to be Disposed of (the “Offered Units”), (iii) the Affected Member’s Percentage Interest as of the date of the notice, (iv) the consideration proposed to be paid for the Offered Units, (v) if any part of the consideration is a Non-Cash Offer such portion shall be valued by the Affected Member at a specific dollar amount which, together with any cash consideration, shall be considered the estimated Appraised Value acceptable to the Affected Member, and (vi) all other material terms and conditions of the proposed Disposition. The Company will have the right and option (but not the obligation) (the “First Refusal Option”) to acquire the Offered Units upon the terms and conditions of this Section 9.2. The Company must give the Affected Member notice whether it will exercise its First Refusal Option within thirty (30) days after receiving the First Refusal Notice. The Company’s decision to exercise the First Refusal Option will require approval by a Unanimous Vote of the Members. If the Company does not exercise its First Refusal Option in respect of any portion or all of the Offered Units, the Company shall notify the other Members prior to or upon the expiration of its thirty (30) day exercise period. The notified Members will then have fifteen (15) days following receipt of the Company’s notice of not exercising the First Refusal Option, to give the Affected Member and the Company notice whether they will exercise the First Refusal Option to acquire the Offered Units not approved for purchase by the Company (but, in any event, not less than all of the Offered Units when taken with any Offered Units approved for purchase by the Company) on the terms and conditions of this Section 9.2 (“First Refusal Acceptance Notice”), which notice shall specify the terms and conditions under which the participating Members shall purchase the applicable Offered Units. Any noticed Members that elect to participate in the purchase of the Offered Units (“Participating Members”) will have the right to purchase their pro rata share, based upon the number of Units owned by each Participating Member, in the Offered Units, or to otherwise allocate the purchase of the Offered Units as they may mutually-agree amongst themselves. Unless agreed otherwise in writing by the Affected Member, in order for the Company and/or the Participating Members to exercise their respective First Refusal Option hereunder, the Company and/or the Participating Members, as the case may be, must purchase all of the Offered Units.
9.2.1.2        Purchase Price; Closing Date. If the proposed Disposition is a non-collusive, bona fide transfer, the sale of the Offered Units must be made on the same terms and conditions (except
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for the closing date) as set forth in the First Refusal Notice; provided, however, that if the purchase price set forth in the First Refusal Notice is in whole or in part services, property other than money, or installment obligations requiring the payment of money (a “Non-Cash Offer”), the purchase price for the Offered Units will be deemed to be the Appraised Value, and will be payable in cash or such other consideration as the Affected Member and the Company agree to in good faith in writing. Subject to any adjustment provided in the definition of Appraised Value, the closing of the sale and purchase will take place, unless otherwise agreed, at the principal office of the Company at 10:00 a.m. on a Business Day no later than sixty (60) days after the date the Company received the First Refusal Notice. The purchase price must be paid at the closing by delivery of cash or such other consideration as stated in the First Refusal Notice, or such other date as the participating parties may agree in writing. If neither the Company nor the Participating Members purchases the Offered Units, the Affected Member will be free for a period of thirty (30) days after the expiration of such sixty (60) day period to sell the Offered Units to the proposed transferee named in the First Refusal Notice upon the terms and conditions set forth therein, on and subject to the requirements hereof. In the event that the sale is not consummated within such thirty (30) day period, no sale of the Offered Units may be made without again complying with this Section 9.2.1. On the closing date of any Disposition under this Section 9.2.1, the Offered Units transferred must be free and clear of all liens, claims, and encumbrances against them (other than restrictions on Disposition that arise under federal and state securities laws and those created by this Agreement).
9.2.2    Procedure for Other Buy-Sell Events.
9.2.2.1        Notice and Option. Upon the occurrence of any Buy-Sell Event other than a Buy-Sell Event under Section 9.2.1, the Company will have the option (but not the obligation) (the “Purchase Option”) to acquire the Units of Membership Interest of the Affected Member or his spouse, as the case may be (the “Subject Units”), upon the terms and conditions of this Section 9.2.2. The Affected Member or the representative of the Affected Member, as the case may be, must give the Company notice (the “Trigger Notice”) of the occurrence of the applicable Buy-Sell Event no later than the earliest of the date the Affected Member or the representative of the Affected Member, as the case may be, first had any awareness of the occurrence of the Buy-Sell Event, and the 30th day after the date on which the Buy-Sell Event occurred. The Company must give the Affected Member or the representative of the Affected Member, as the case may be, notice whether it will exercise its Purchase Option. Such notice can be given at any time after the receipt of a Trigger Notice or the occurrence of a Buy-Sell Event. The Company’s decision will be made with the approval by a Unanimous Vote of the Members. In the event and to the extent that the Company does not exercise its Purchase Option by the later of sixty (60) days after the receipt of a Trigger Notice, or after the occurrence of a Buy-Sell Event, the remaining Members will have a Purchase Option to acquire the Subject Units not approved for purchase by the Company (but, in any event, not less than all of the Subject Units when taken with any Subject Units approved for purchase by the Company) upon the terms and conditions of this Section 9.2.2. Nothing contained in this Section 9.2.2 will require the Company or the remaining Members to exercise its Purchase Option by any specific date, such that the Company and the remaining Members will have the right to exercise a Purchase Option at any time after a Buy-Sell Event. Unless agreed otherwise in writing by the Affected Member, in order for either the Company and/or the remaining Members to exercise their respective Purchase Options, the Company and/or the remaining Members, as the case may be, must purchase all of the Subject Units.
9.2.2.2        Purchase Price; Closing Date. The purchase price for any Units sold pursuant to this Section 9.2.2 will be calculated using the Appraised Value. All Members agree that application of the Appraised Value to these Buy-Sell Events is fair and reasonable in the circumstances under which these types of Buy-Sell Events occur. The purchase price will be payable by payment on the closing date of no less than twenty-five percent (25%) of the total amount in cash and, if not paid in full at closing, delivery of a subordinated unsecured nonnegotiable promissory note (the “Note”) for the balance (or such other consideration as the Affected Member or the representative, as the case may be, and the Company or the remaining Members, as the case may be, may agree to in writing). Unless agreed otherwise, the terms of the Note will require payment in no more than sixty (60) months, with equal monthly installments of principal and interest, and bear simple interest at a rate per annum equal to the General Interest Rate on the closing date. In the event the purchase price, entirely or in part, is to be paid with life insurance proceeds, the purchase price will be payable in cash on the closing date to the extent of the life insurance proceeds and the balance, if any, will be payable in accordance with the preceding payment terms for purchases not paid with life insurance proceeds. Subject to any adjustment provided in the definition of Appraised
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Value, the closing of the sale and purchase will take place, unless otherwise agreed, at the principal office of the Company at 10:00 a.m. on a Business Day no later than one hundred twenty (120) days after the date on which the Company and/or the remaining Members have exercised their Purchase Option; provided, however, that if the Buy-Sell Event is the Affected Member’s death and the purchase price is to be paid, entirely or in part, with life insurance proceeds, the closing will not occur any earlier than the 10th Business Day after the death benefits are received from the life insurance policy or policies. On the closing date, the Affected Member or the representative of the Affected Member, as the case may be, must transfer the Subject Units free and clear of all liens, claims, and encumbrances against them (other than restrictions on Dispositions that arise under federal and state securities laws and those created by this Agreement).
9.2.3    Effect of Buy-Sell Transaction. Following a closing under either Section 9.2.1 or Section 9.2.2, neither the Affected Member nor the representative of the Affected Member, as the case may be, will have any rights as a Member, other than the right to receive payments under the Note in the case of a closing under Section 9.2.2.
10.    Books, Records, Accounting, and Reports.
10.1     Books and Records. Appropriate books and records with respect to the Company's business, including, without limitation, all books and records necessary to provide to the Members any information, lists and copies of documents required to be provided hereunder, shall at all times be kept at the principal office of the Company or at such other places as agreed to by the Management Committee. Without limiting the foregoing, the following shall be maintained at the Company's principal office: (i) a current list of the full name and last known business address of each Member, (ii) copies of records that would enable a Member to determine the relative voting rights of the Members, (iii) a copy of the Certificate, and any amendments thereto, (iv) copies of the Company's federal, state and local income tax returns and reports, if any, for the three (3) most recent years, and (v) copies of any financial statements of the Company for the three (3) most recent fiscal years. Any records maintained by the Company in the regular course of its business may be kept on, or be in the form of, magnetic tape, photographs or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time.
10.2.    Accounting and Audit. The books of the Company shall be maintained according to GAAP. The Company will have its financial statements reviewed quarterly and audited annually commencing with the fiscal year ending December 31, 2021.
10.3     Fiscal Year. The fiscal year of the Company shall be the calendar year, unless otherwise determined by Majority Vote of the Members.
10.4.     Annual Statements. The Managers shall cause to be prepared at least annually, at Company expense, information necessary for the preparation of a Member’s federal and state income tax returns. The Managers shall send or cause to be sent to each Member within one hundred twenty (120) days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns.
10.5     Filings. The Managers, at the Company’s expense, shall cause any income tax return required to be filed by the Company to be prepared and timely filed with the appropriate authorities. The Managers, at the Company’s expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Certificate and all reports required to be filed by the Company with those entities under applicable law. If a Member is required by applicable law to execute or file any document but fails, after written demand, to do so within a reasonable period of time or refuses to do so, the Managers or any other Member may prepare, execute and file that document.
10.6     Reliance on Others. Any Member may rely upon the advice of an accountant, consultant or advisor as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.
11.    Default and Dissolution.
11.1    Events of Default. For purposes of this Agreement, an “Event of Default” shall be construed to mean the occurrence of one or more of the following events of breach by any Manager or Member after the Effective Date that remains uncured THIRTY (30) days following written notice of default (each, a “Default
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Notice”) to the breaching Manager or Member (“Defaulting Party”) from any one or more non-breaching Managers and/or Members (“Non-Defaulting Party” or “Non-Defaulting Parties”):
11.1.1    Any breach of Section 6.10 or 9 hereunder;
11.1.2    A general assignment by the Defaulting Party for the benefit of creditors;
11.1.3    The filing by the Defaulting Party or a person having control of the Defaulting Party of a voluntary bankruptcy;
11.1.4    The institution against the Defaulting Party or a person having control of the Defaulting Party of an involuntary bankruptcy, which involuntary bankruptcy is not dismissed or discharged within a period of 60 calendar days after the institution thereof;
11.1.5    Fraud or intentional material misrepresentation by the Defaulting Party against the Company or any other Member(s) in connection with this Agreement and/or the Company;
11.1.6    Material breach of any fiduciary duty by the Defaulting Party to the Company or the other Member(s) in connection with this Agreement or the Company; or
11.1.7    Any other material breach of any representation or warranty or any default in the performance of or failure to comply with any other material agreements, obligations or undertakings of the Defaulting Party in connection with this Agreement or the Company.
11.2    Dissolution and Winding Up. The Company shall be dissolved and wound up upon the approval by a Unanimous Vote of the Members. Global Change
11.3    Procedures for Dissolution and Winding Up of the Company. In the event of a dissolution and winding up of the Company, the Management Committee shall be responsible for selecting a liquidator, which shall be approved by Unanimous Vote of the Members.
11.3.1    Distribution of Assets/Liabilities. Upon Termination of the Company, any net equity or assets remaining after discharging or otherwise providing for Company liabilities and the actual and documented expenses of the liquidator (in the order of priority as provided by law) shall be divided among the Members: first to return any net Capital Contributions and then in accordance with their relative Percentage Interests at the time of Termination. Amounts distributed to any Member can be reduced by the amounts owed to the Company pursuant to this Agreement.
11.3.2    Goodwill in Dissolution and Winding Up. In connection with the dissolution and winding up of the Company, no value shall be attributed to any goodwill of the Company in connection with the Distribution to the Members.
11.4    Liquidator’s Rights. The liquidator shall be authorized to timely dispose of salvageable Company assets by sale, auction, partition or in-kind Distribution, in the liquidator’s discretion and will be obligated to notify the Members when such actions have been completed.
11.5    Termination. Upon receipt of notice from the liquidator that the winding up activities have been completed, and verification of same by the Management Committee, this Agreement shall terminate, and the Members shall be released from and shall have no obligation hereunder arising on and after the Termination Date, except for such obligations that expressly survive the Termination hereof.
11.6    Disposition of Documents and Records. All documents of the Company shall be retained following Termination of the Company for a period of not less than seven (7) years. Each Member shall be liable for such Member’s pro rata share of the costs and expenses of personnel and storage costs associated therewith based on the Percentage Interest of the Member at the time such costs and expenses are incurred. The documents shall be available during normal business hours to all Members for inspection and copying at such Member’s cost and expense.
11.7    Deficit Capital Accounts. If any Member has a deficit balance in its capital account (after giving effect to all contributions, Distributions and allocations for all fiscal years, including the fiscal year during which the liquidation of the Company occurs), such Member shall have no obligation to make any Capital Contribution to the
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Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. However, any Member having a deficit balance in its capital account shall not be entitled to receive any Distribution following liquidation until such deficit balance has been satisfied.
12.    Remedies; Liability; Exculpation and Indemnification.
12.1    Remedies. Each Member expressly understands and agrees that the covenants and agreements to be rendered and performed by it pursuant to this Agreement are special, unique, and of an extraordinary character, and in the event of any default, breach or threatened breach hereof by such Member, the other Member(s) and the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, and shall be entitled to such relief as may be available to it pursuant hereto, at law or in equity. Except as otherwise specifically provided in this Agreement, all rights and remedies of any party hereto, including, without limitation, a Member’s right to recover damages from another Member, are cumulative of each and every other right or remedy such party may otherwise have at law, in equity or hereunder, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
12.2    Limited Liability. Except as otherwise provided by this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager (a “Covered Person”) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager of the Company.
12.3    Exculpation.
12.3.1    No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable to the Company for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, intentional misconduct, dishonesty, criminal activity, reckless dereliction of duties, breach of fiduciary duty or a transaction for which such Covered Person received a personal benefit in violation or breach of the provisions of the Agreement.
12.3.2    Following the Effective Date, a Covered Person shall be fully protected in relying in good faith upon the records of the Company without actual knowledge of their inaccuracy of such records and upon such information, opinions, reports or statements presented to the Company by any Person selected by the Company as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Members might properly be paid.
12.4    Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence, intentional misconduct, dishonesty, criminal activity, reckless dereliction of duties, breach of fiduciary duty or a transaction for which such Covered Person received a personal benefit in violation or breach of the provisions of the Agreement, provided that any indemnity under this Section 11.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.
12.5    Expenses. To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding for which it is entitled to be indemnified under Section 11.4, shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding. As a condition to such advance, the Covered Person shall agree in writing to promptly repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified under Section 11.4.
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13.    Miscellaneous.
13.1    Notice. Unless otherwise specifically provided for in this Agreement, notices hereunder shall be written and signed by the party giving the notice, and shall be deemed given and effective (a) when hand-delivered (either in person by the party giving such notice, or by its designated agent, or by delivery by commercial overnight courier service to the address for the party receiving such notice); (b) on the third (3rd) business day (which term means a day when the United States Postal Service, or its legal successor (“Postal Service”) is making regular deliveries of mail on all of its regularly appointed week-day round) following the day (as evidenced by proof of mailing) upon which such notice is deposited, postage pre-paid, certified mail, return receipt requested, with the Postal Service; or (c ) upon electronic mail confirmation of receipt of same, if delivered by electronic mail transmission to the designated telephone number for such person as reflected on the Company’s books and records. All notices shall be addressed, in the case of the Company to the attention of the Management Committee at the Company’s principal place of business and to any Member at the most recent address provided by such Member.
13.2    Mediation; Governing Law; Consent to Jurisdiction. Any controversy, dispute or claim arising out of or relating to this Agreement (each, a “Dispute”), if not settled by direct negotiation between the parties, shall, at the written request of any applicable party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure then in effect, except as modified herein.  The mediation shall be held in Jackson County, Wyoming, or such other place as the applicable parties may mutually agree.  The applicable parties shall have twenty (20) days from receipt by a party of a Mediation Request to agree on a mediator.  If no mediator has been agreed upon by the applicable parties within twenty (20) days of receipt by a party of a Mediation Request, then either party may request (on written notice to the other applicable party or parties) that CPR appoint a mediator in accordance with the CPR Mediation Procedure.  All mediation shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the applicable parties during such mediation shall be admissible for any purpose in any subsequent proceedings.  No party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by another party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other applicable party, except in the course of a judicial or regulatory proceeding or as may be required by applicable law or securities exchange rules or requested by a governmental authority or securities exchange.  Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall, to the extent reasonably practicable, give the other applicable party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.  If the Dispute has not been resolved within the earlier of sixty (60) days after the appointment of a mediator or ninety (90) days after receipt by a party of a Mediation Request, or within such longer period as the applicable parties may agree to in writing, then each of the parties shall retain the right to submit the Dispute to binding arbitration or litigation; provided, that if one applicable party fails to participate in the mediation for thirty (30) days after the appointment of a mediator, the other applicable parties may commence arbitration or litigation prior to the expiration of the time periods set forth above. Notwithstanding anything stated to the contrary herein, this Agreement shall be governed by and interpreted in accordance with the laws of the State of Wyoming, without regard to the principles of conflict of laws. Any dispute arising under, relating to or in connection with this Agreement or related to any matter which is the subject of or incidental to this Agreement or Transaction Documents, after application of this Section 13.2, shall be subject to the exclusive jurisdiction and venue of the state and federal courts in Wyoming. The parties submit to the exclusive jurisdiction of these courts for the purpose of any such action or proceeding, and this submission cannot be revoked. The parties understand that they are surrendering the right to bring litigation against one another outside the state of Wyoming.
13.3    Entire Agreement. Except for the matters described in the Membership Interest Purchase Agreement, this Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements (written or oral) and writings between the Company and the undersigned with respect to the subject matter hereof, and constitutes the entire understanding and agreement among the parties with respect to the matters set forth herein. The parties will be bound only by a writing that memorializes this Agreement and which is signed by an authorized representative of each party.
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13.4    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, subject to the transfer restrictions set forth herein.
13.5    Headings Descriptive. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive affect.
13.6    Construction. Whenever the singular number is used in this Agreement and when required by context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genres and vice versa.
13.7    Severability. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the Members shall negotiate in good faith to amend this Agreement as necessary to implement the intent of such provision to the extent permitted by law.
13.8    Non-Waiver. None of the provisions of this Agreement shall be considered waived by a Member except when such waiver is given in writing and signed by the Member waiving such provision. The failure of a Member to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights under any provision shall not be construed as a waiver of any such provision or the relinquishment of any such rights for the future, and such provisions shall continue and remain in full force and effect.
13.9    Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one and the same Agreement.
13.10    Further Actions. The parties to this Agreement shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives on the dates indicated by the respective signatures:

MEMBERS:

DEEP INTERSTELLAR RESEARCH, INC.	PAD HOLDINGS LLC

By: ___________________________	By: ___________________________
Name: Deeptanshu Prasad	Name: Philip Plough
Title: Chief Executive Officer	Title: Manager

COMSTOCK MINING INC.

By: ___________________________
Name: Corrado DeGasperis
Title: Chief Executive Officer

[SIGNATURE PAGE OF MEMBERS TO
LIMITED LIABILITY COMPANY OPERATING AGREEMENT]

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SCHEDULE 1.0
DEFINITIONS

ACME Agreement shall have the meaning set forth in the Confidential Side Letter.
Appraised Value shall mean, with respect to a Buy-Sell Event under Section 9, the fair market value of Units of the Affected Member on the last day of the fiscal quarter of the Company ended prior to the effective date of the Buy-Sell Event, as determined through the following process: (i) if the Affected Member and the Company, or if applicable an exercising Member(s) as the case may be, cannot agree, negotiating in good faith, on the Appraised Value within the (1) thirty (30) day period immediately following the Company’s receipt of a Trigger Notice (or the First Refusal Notice if the Buy-Sell Event is under Section 9.2.1), and (2) if applicable, the fifteen (15) days immediately following receipt by the Members of the Company’s notice of not exercising the First Refusal Option (such applicable period, the “Negotiating Period”), then (ii) the valuation will be made by a valuation consultant or an investment banker of recognized standing selected by the Affected Member and the Company or the exercising Member(s), as the case may be, or, if they cannot agree on a valuation consultant or an investment banker within five (5) days after the last day of the Negotiating Period, each of the Affected Member and the Company or the exercising Member(s), as the case may be, will select a valuation consultant or an investment banker of recognized standing, and the two (2) valuation consultants will jointly designate a third valuation consultant or an investment banker of recognized standing, whose valuation will be determinative of the Appraised Value. The valuation consultant or investment banker will take into account the lack of control and minority ownership discounts as applicable in determining the fair market value of Units, as the case may be. The Appraised Value as finally determined shall be promptly submitted simultaneously by overnight delivery service to the Affected Member, the Company, and as appropriate the exercising Members. The cost of the valuation will be split equally between the Affected Member and the Company and/or the exercising Members, as the case may be. If the time for closing the Company’s or the exercising Members’ purchase has expired and the closing did not occur due to the failure to receive the determination of the Appraised Value, then notwithstanding any specified time set forth herein, the period within which closing is to occur will be automatically extended to 10 days after the Appraised Value as finally determined has been delivered to the required parties.
Affected Member shall mean in each case, the Member with respect to whom a Buy-Sell Event has occurred or to which the Member is subject.
Buy-Sell Events shall mean any of the following events:
(1)Right of First Refusal. A Member desires to Dispose of its Units of Membership Interest to an unaffiliated Person who has made a bona fide offer or conditional agreement to acquire (the “Offer”) the Membership Interest.
(2)Death. The death of a Member who is an individual. The Company, upon receipt of consent by the Unanimous Vote of the Members, shall have the option of allowing the Membership Interest of a deceased Member to pass to the Member’s estate with or without any existing contractual restrictions.
(3)Spousal Death. The death of the spouse of a Member if the spouse has a community property interest in the Membership Interest and the community property interest of the spouse is not allocated entirely to the affected Member.
(4)Divorce. The divorce of a Member and the Member and Member’s spouse are unable to make a property settlement pursuant to which ownership of all of the Membership Interest of the Member remains in the affected Member.
(5)Event of Default. The occurrence of an Event of Default by a Member that becomes a Defaulting Party hereunder.
(6)Gross Misconduct. A Member engages in unlawful, fraudulent, grossly negligent, or willful misconduct that, in the reasonable discretion of a Super-Majority of the Members, will, or is reasonably likely to, be adverse to the best interests of the Company and result in economic harm or loss to the Company.
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Developments means all improvements, developments, inventions, concepts, techniques, processes, discoveries and ideas related to the Intellectual Property Assets (including but not limited to any improvements to any current or hereafter existing QGM Principal Interests, QGM Patent Rights or QGM Know-How) conceived or reduced to practice by Company solely or jointly with one or more Affiliates or other third parties at any time prior or subsequent to execution of this Agreement, including, without limitation, under the Joint Development Agreements.
Disposition or Dispose means the sale, transfer or disposition of a Unit or Membership Interest, including a Member’s share of capital, profits, losses, allocations or Distributions, excluding purchases by the Company of Units or Membership Interests.
Distribution(s) mean the distribution of net cash produced in the Company’s operating activities in the Ordinary Course of Business, on and subject to the terms and conditions hereof; including, without limitation, distributions paid to the Company from any QGM Subsidiary that derive from such QGM Subsidiary’s operating activities in its ordinary course of business, on and subject to the terms and conditions of the applicable QGM Subsidiary operating agreement.
Encumbrance or Encumber means (to grant) a security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or adverse claim of ownership against a Unit or Membership Interest, including a Member’s share of capital, profits, losses, allocations or Distributions.
General Interest Rate shall mean a rate per annum equal to the lesser of (a) a varying rate per annum that is equal to the interest rate publicly quoted by the Wall Street Journal from time to time as the general prime commercial interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate, and (b) the maximum rate permitted by applicable law.
Initial Buyer Appointees mean Corrado DeGasperis, Kevin Kreisler, and Tracy Saville.
Intellectual Property Assets means all current and hereafter existing QGM Principal Interests, QGM Patent Rights, QGM Know-How, Developments, Confidential Information, and other proprietary information or rights owned by Seller and/or the QGM Subsidiaries, in each case relating to the QGM Field.
Joint Development Agreements shall have the meaning set forth in the Confidential Side Letter.
Know-How means any currently or hereafter-existing algorithms, analytical data and procedures, assembly procedures, codes, computer programs, concepts, Confidential Information, data and results, database rights, designs, drawings, experiences, formulae, formulations, ideas, information, ingredients, instructions, knowledge, manufacturing data and procedures, methods, methods, processes, techniques, notes, operations, plans, practices, procedures, process engineering information, process sheets, processes, recipes, sketches, skills, software, specifications, supplier and sourcing information, technical assistance, technical information, techniques, technology, tolerances, trade secrets, and the like, in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed. and all intellectual property rights pertaining thereto. The term Know-How shall also be construed to mean any and all Developments, whether conceived or reduced to practice solely or jointly with one or more third parties.
Master Project Schedule shall have the meaning set forth in the Confidential Side Letter.
Material Agreements mean agreements that are not executed in the Company’s Ordinary Course of Business, including, without limitation, the ACME Agreement, Related Party Transactions, and any license agreements, financing agreements, joint venture agreements, acquisition agreements, and other agreements having a commercial value in excess of $1,000,000.
Majority Vote means a vote or written consent for approval on a particular matter (by the Management Committee or by all Members, as applicable) that shall only be approved if 51% of the members of the Management Committee or Members holding 51% of the Percentage Interests of the Company of all Members, as the case may be.
Ordinary Course of Business means any action that is taken in the ordinary course of the normal day-to-day operations of the Company consistent with past custom and practice.
Patents means (i) all national, regional and international patents and patent applications, including provisional patent applications, (ii) all patent applications filed either from such patents, patent applications or provisional applications
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or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention, (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii), and (iii)), and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
Percentage Interests means the Member’s economic and voting interests in the Company, stated as a percentage, determined by dividing the number of Units held by such Member by the total number of issued and outstanding Units held by all Members. The sum of the Percentage Interests of all Members shall equal 100% at all times.
Person means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
Phase One Objectives shall have the meaning set forth in the Confidential Side Letter.
Phase Two Objectives shall have the meaning set forth in the Confidential Side Letter.
Phase Three Objectives shall have the meaning set forth in the Confidential Side Letter.
Phase Four Objectives shall have the meaning set forth in the Confidential Side Letter.
Principal Members shall have that meaning set forth in the Confidential Side Letter.
Principal Employment Agreements means each of those employment agreements, each dated June 24, 2021, entered into by Seller with each of the Principal Members.
Project Spend Plan shall have the meaning set forth in the Confidential Side Letter.
QGM Field shall have the meaning set forth in the Confidential Side Letter.
QGM Goal shall have the meaning set forth in the Confidential Side Letter.
QGM Know-How shall have the meaning set forth in the Confidential Side Letter.
QGM Patent Rights shall have the meaning set forth in the Confidential Side Letter.
QGM Principal Interests shall have the meaning set forth in the Confidential Side Letter.
QGM Subsidiaries shall have the meaning set forth in the Confidential Side Letter.
Related Party Transaction means any agreement, arrangement or understanding between the Company and any holder of the Company’s equity or debt securities, or any Company Manager, Officer, or employee, and/or any of each of their respective family members, agents, representatives, and assigns.
Super-Majority Vote means a vote or written consent for approval on a particular matter that shall only be approved if 66.67% of the members of the Management Committee or Members holding 66.67% of the Percentage Interests of the Company of all Members, as the case may be.
Termination means the Company terminates, dissolves and winds up pursuant to this Agreement.
Unanimous Vote means a vote or written consent for approval on a particular matter by all Members, that shall only be approved by an affirmative vote of Members holding 100% of the Percentage Interests of the Company.

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